EXHIBIT 99.2

CONTACT:
Geoffrey Mogilner	Reilly Brennan	Joseph N. Jaffoni, Carol Young
Midway (Investors)	Midway (Media)	Jaffoni & Collins Incorporated
(773) 961-2222	(773) 961-2557	(212) 835-8500
gmogilner@midway.com	rbrennan@midway.com	mwy@jcir.com
MIDWAY ACQUIRES AUSTRALIAN DEVELOPER RATBAG
- Developer of Upcoming Midway Title Brings Technology and Talent,
and Establishes Midway Presence in Australia -
CHICAGO, Illinois, August 4, 2005 – Midway Games Inc. (NYSE:MWY), a leading interactive entertainment publisher and developer, announced today that it has acquired Ratbag Holdings Pty Ltd., a game development studio based in Adelaide, South Australia. Midway acquired the privately-held developer in a primarily stock transaction for 418,570 Midway shares. The studio is currently working on several unannounced Midway products for both current- and next-generation systems. The studio will be renamed Midway Studios – Australia.
Midway’s President and Chief Executive Officer David F. Zucker commented, “This transaction is consistent with our strategy of adding depth to our internal product development organization and strengthening our ability to deliver high-quality, compelling and commercially successful content for current and future systems. Ratbag brings to Midway a rare combination of development expertise in driving and on-foot combat that they are incorporating into our games now in development.”
Midway’s Senior Vice President of Worldwide Studios Matt Booty said, “We are excited to add this proven studio with solid management and a strong development team to Midway, and establish a firm foothold in Australia, a great location for top entertainment industry talent. We plan to leverage their talent and technology across our internal development studios, which will support our goal of maintaining our leadership in high quality development.”
Based in Adelaide, South Australia, Ratbag is an innovative developer of high-quality interactive entertainment products. Established in 1994, Ratbag’s first title, Powerslide, was released in 1998 to critical and commercial success. The studio has grown into one of the world’s premier racing game developers.
In addition to shares issued as consideration for the acquisition of Ratbag, rights to acquire a total of 38,050 shares of Midway common stock were issued to key Ratbag employees as retention incentives. The rights to acquire the stock will vest in stages over a period of three years, provided the employee remains at the Company. Ratbag employees who received the rights were: Tony Albrecht, Karl Burdack, Cam Dunn, Kim Forrest, Franta Fulin, Adam Mackay-Smith, Robin Maddock, Andrew Medlin, Sadhana Pereira, and David Todd.
About Midway Games
Headquartered in Chicago, IL with offices in San Diego, CA, Seattle, WA, Austin, TX, Los Angeles, CA, Munich, Germany, London, UK, and Adelaide, AUS, Midway Games Inc. (NYSE:MWY) is a leading developer and publisher of interactive entertainment software for major video game systems. More information about Midway can be obtained at www.midway.com.
This press release contains “forward-looking statements” within the meaning of the federal securities laws concerning future business conditions and the outlook for Midway Games Inc. (the “Company”) based on currently available information that involve risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, the upcoming console platform transition and other technological changes, dependence on major platform manufacturers, adequacy of capital resources and other risks more fully described under “Item 1. Business — Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and in the more recent filings made by the Company with the Securities and Exchange Commission.
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